Exhibit 10.1

125 Hartwell Avenue

Lexington, Massachusetts 02421

(the “Building”)

NINTH AMENDMENT

May 19, 2009

	LANDLORD:	125 Hartwell Trust, under a declaration of trust dated February 20, 1980 and filed with the Middlesex South Registry District of the Land Court as Document No. 600788, as amended

	TENANT:	Synta Pharmaceuticals Corp., a Delaware corporation, successor-by-assignment to EMD Pharmaceuticals, Inc.

EXISTING LEASE DATA	PREMISES:

Collectively, (i) approximately 19,810 square feet of Premises Rentable Area on the second (2nd) floor of the Building, consisting of approximately 10,980 square feet of Premises Rentable Area under the original Lease shown as the “Premises” on Exhibit 3 thereto, plus approximately 8,830 square feet of Premises Rentable Area added by the First Amendment referred to below shown as the “RFO Premises” on said Exhibit 3, (ii) approximately 2,670 square feet of Premises Rentable Area on the first (1st) floor of the Building, substantially as shown cross-hatched on Exhibit A attached to the Fifth Amendment referred to below, and (iii) approximately 4,584 square feet of Premises Rentable Area on the first (1st) floor of the Building, substantially as shown cross-hatched on Exhibit A attached to the Eighth Amendment referred to below

	LEASE EXECUTION DATE:	October 26, 1992

	TERMINATION DATE:	November 30, 2011

PREVIOUS
LEASE
	AMENDMENTS:	First Amendment dated as of January 31, 1993

Second Amendment dated October 1, 1997

Third Amendment dated November 1, 2002

Assignment and Assumption of Lease and Consent of and Release by Landlord and Fourth Amendment to Lease dated as of July 9, 2004

Fifth Amendment dated October 22, 2004

Sixth Amendment dated August 1, 2005

Seventh Amendment dated November 26, 2007

Eighth Amendment dated June 19, 2008

ADDITIONAL
PREMISES:	Approximately 928 square feet of Premises Rentable Area on the first (1st) floor of the Building, substantially as shown cross-hatched on Exhibit A attached hereto and made a part hereof

WHEREAS, Tenant desires to lease additional space in the Building; and

WHEREAS, Landlord is willing to lease additional space in the Building to Tenant upon the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereby agree that the above-described lease, as previously amended (the “Lease”), is hereby further amended as follows (capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease):

1.                                       DEMISE OF ADDITIONAL PREMISES

Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Landlord, the Additional Premises for a Term commencing as of the July 1, 2009 and expiring on November 30, 2011.  The demise of the Additional Premises shall otherwise be upon and governed by the terms and conditions of the Lease (as hereby amended) applicable to the demise of the existing Premises, except as follows or as otherwise provided in this Amendment:

A.                                   The Basic Rent payable in respect of the Additional Premises shall be $26,448.00 per year (i.e., $2,204.00 per month).

B.                                     Tenant shall have no obligation to pay Building Expense Escalation Charges in respect of the Additional Premises.

C.                                     Tenant shall have no obligation to pay for electricity consumed in the Additional Premises so long as the use of electricity therein is consistent with an ordinary office use.  If Tenant shall consume electricity in the Additional Premises beyond that which is consistent with an ordinary office use, Tenant shall pay Landlord, within fifteen (15) days of demand from time to time, for the cost of such excess electricity.

D.                                    Tenant’s Proportionate Share in respect of the Additional Premises shall be 2.42%.

E.                                      Tenant shall, by reason of the demise of the Additional Premises, be entitled to an additional four (4) parking spaces in the paved parking area located adjacent to the Building.  The use of such spaces shall be subject to the same terms and conditions of the Lease as are applicable to Tenant’s use of the other parking spaces provided to Tenant under the Lease. Accordingly, the total number of parking spaces which Landlord shall provide and maintain for the use of Tenant’s employees and invitees pursuant to Section 2 of the Lease (as hereby amended) shall be one hundred six (106).

F.                                      Tenant shall accept the Additional Premises “as is” without any obligation on the part of Landlord to prepare or construct the Additional Premises for Tenant’s occupancy or to provide any allowance or contribution with respect thereto.  Tenant acknowledges that it has had an opportunity to inspect the Additional Premises and that Landlord has made no representation or warranty as to the condition of the Additional Premises.  Any and all work necessary or appropriate to prepare the Additional Premises for Tenant’s use and occupancy shall be performed by Tenant at its sole cost and expense in accordance with plans and using materials approved in advance by Landlord in writing and otherwise subject to the terms and provisions of the Lease (including, without limitation, Section 8 thereof).

2.                                       EXTENSION OPTIONS

In the event that Tenant shall timely and properly exercise its right to extend the Term of the Lease for the remaining option term(s) provided for in Paragraph 1 of the Sixth Amendment, then such extension(s) shall apply to both the existing Premises and the Additional Premises and the demise of both the existing Premises and the Additional Premises for such option term(s) shall be governed by the terms and provisions of said Paragraph 1, except that Tenant shall be obligated to pay Building Expense Escalation Charges in respect of the Additional Premises during each of such option term(s) notwithstanding anything to the contrary contained herein or in said Paragraph 1.

3.                                       BROKER

Each party (the “indemnifying party”) represents and warrants to the other party that it has not dealt with any broker or agent in connection with this Amendment or the leasing of the Additional Premises; however, the parties acknowledge that Richard Barry Joyce & Partners has previously been involved as broker with the Premises and Landlord shall pay any commission that might be owed to Richard Barry Joyce & Partners in connection with this Amendment.  The indemnifying party shall indemnify and hold the other party (and such other party’s trustees, beneficiaries, agents and employees) harmless of and from all claims that may be made by any person against such other party (or its trustees, beneficiaries, agents or employees) for brokerage or other compensation in the nature of brokerage with respect to this Amendment on account or arising out of the indemnifying party’s breach of the foregoing representation and warranty.

4.                                       MISCELLANEOUS

As amended by this Amendment, the Lease is hereby ratified, approved and confirmed in all respects.  Landlord and Tenant each hereby acknowledge and confirm that, to the best of its respective knowledge, neither Landlord nor Tenant is in default of any term or condition of the Lease.  In the event of a conflict between the Lease and this Amendment, the terms of this Amendment shall govern.

WHEREFORE, the parties have hereunto set their hands and seals as of the date first above written.

LANDLORD:	TENANT:

SYNTA PHARMACEUTICALS CORP.

/s/ Steven Colangelo	By:	/s/ Keith Ehrlich
Steven Colangelo, signing as		Name:	Keith Ehrlich
Trustee of 125 Hartwell Trust and not		Title:	CFO
individually and without recourse		Hereunto Duly Authorized
against the Trustee personally or his
assets

EXHIBIT A

Plan Showing Location of Additional Premises on First Floor of Building